Exhibit 28 (h) (v)

Pershing LLC
One Pershing Plaza
Jersey City, NJ 07399

AMENDED AND RESTATED OPERATING AGREEMENT

     This Operating Agreement (the “Agreement”) is made effective as of this 1st day of August, 2013, by and among SA Funds – Investment Trust on behalf of each of the funds listed on Schedule A attached hereto which may be amended by mutual agreement of the parties in writing (“Funds”), Loring Ward Securities Inc. (“Distributor”), a Delaware corporation, and Pershing LLC (“Clearing Broker”), a Delaware limited liability company.

     WHEREAS, Distributor serves as the principal underwriter of the shares of beneficial interest (the “Shares”) of each of the Funds;

     WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and currently offer Shares for public sale;

     WHEREAS, Clearing Broker acts in the capacity of a clearing broker and desires to facilitate transactions in Shares between the Distributor and Clearing Broker’s introducing broker dealers (“IBDs”) on behalf of customers of such IBDs (“Customers”);

     WHEREAS, each of Clearing Broker’s IBDs has made a written representation to Clearing Broker that it has entered into selling agreements directly with the issuers of mutual fund shares, including Distributor, the terms and conditions of which are not materially inconsistent with those contained in this Agreement; and

     WHEREAS, the Customers are customers of the IBDs and not customers of the Distributor or of the Clearing Broker.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Distributor and Clearing Broker agree as follows:

     1. Representations, Warranties and Covenants of the Clearing Broker.

     The Clearing Broker represents, warrants and covenants to the Distributor that:

     (a) it is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

     (b) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to transactions contemplated in this Agreement;

     (c) it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Distributor in writing in the event such membership is suspended or terminated;

     (d) it is a broker-dealer properly registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

     (e) it shall not, as principal, sell or purchase Shares at a price lower than the net asset value of the Fund (“NAV”) for the applicable trade date;

     (f) each IBD for which it submits purchase or exchange orders is required to maintain an active dealer/selling agreement directly with Distributor; and

     (g) in the event that shares are held by Clearing Broker on behalf of an IBD and the IBD does not maintain an active dealer/selling agreement directly with Distributor, such IBD will be limited to only holding Fund shares. In such case Clearing Broker will not submit any orders except redemption orders on behalf of such IBD, and Clearing Broker will reject all other orders from such IBD.

     2. Representations, Warranties and Covenants of the Distributor.

     The Distributor represents, warrants and covenants to the Clearing Broker that:

     (a) it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

     (b) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to the transactions contemplated in this Agreement;

     (c) it is a member in good standing of the FINRA; it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Clearing Broker in writing in the event such membership is suspended or terminated;

     (d) it is a broker-dealer properly registered under the 1934 Act;

     (e) it shall notify Clearing Broker of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or jurisdiction; and

     (f) it shall supply Clearing Broker, or Clearing Broker’s designated agent(s), at Distributor’s own expense, with sufficient copies of the prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials upon the request of the Clearing Broker or Clearing Broker’s designated agent(s) and that it shall do so in a manner so that Clearing Broker can comply with applicable laws and regulations regarding the timely delivery of such materials to Customers.

     3. Capacity to Act. Neither the Distributor nor the Clearing Broker shall have any authority to act as agent for each other except as specifically provided for in this Agreement. Neither the Funds nor the Clearing Broker shall have any authority to act as agent for each other except as specifically provided for in this Agreement. In receiving orders from and causing to be effected transactions for an IBD in Shares pursuant to this Agreement, Clearing Broker shall act as agent for the IBD and not the individual Customers. Except as specifically provided for herein, nothing shall cause the Clearing Broker to become a partner, agent or employee of the Distributor or the Funds. No party shall be under any liability to the other except for what is expressly assumed in this Agreement or pursuant to applicable law. Except as specifically provided for herein, no party may assume, create or incur any liability of any kind, express or implied, against, in the name of or on behalf of any other party with respect to the subject matter contained herein. Nothing contained herein shall be deemed to be a condition, stipulation or provision binding any persons acquiring Shares to waive compliance with any provision of the Securities Act of 1933 (the “1933 Act”) or to waive any SEC rules or regulations or to relieve the parties of any liability arising under the 1933 Act. Each party hereto acknowledges that this Agreement is not exclusive and that any party may enter into similar arrangements with other entities.

     4. Transaction Procedures.

     (a) The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in the Funds’ Prospectus, and to the extent consistent with the Prospectus, written instructions received by the Clearing Broker from the Distributor from time to time. Transactions transmitted to the Distributor by the Clearing Broker shall only be transmitted for the purpose of filling Customer orders already received for processing by Clearing Broker from an IBD. Properly received Customer orders shall be transmitted promptly and shall not be withheld for any reason. Clearing Broker understands and agrees that Distributor will not accept any conditional orders and that orders are subject to acceptance or rejection by the Distributor in its sole discretion.

     (b) Distributor understands and agrees that Clearing Broker relies on its agreements with IBDs with respect to making certain that the Customer has granted full right, power and authority to the IBD to effect transactions on such Customers’ behalf and that Distributor will hold IBDs, not Clearing Broker, responsible for customer suitability and sales practice issues.

     (c) Clearing Broker shall be permitted to receive and cause to be processed orders for the purchase, exchange or redemption of Shares of the Funds for IBDs on each business day that the New York Stock Exchange (“NYSE”) is open for business and that a Fund’s NAV is determined (“Business Day”). If Clearing Broker receives an order for Shares prior to the close of the NYSE on that Business Day (“Close of Trading”), Clearing Broker shall treat such order as having been received on that Business Day. If Clearing Broker receives an order after Close of Trading, Clearing Broker shall not treat such order as having been received on such Business Day. Distributor acknowledges that the IBD, and not Clearing Broker, is responsible, and Clearing Broker specifically disclaims responsibility, for determining the timely acceptance of orders to purchase or redeem Shares and for compliance with each Fund’s Prospectus regarding acceptance of orders and with Rule 22c-1 (the “Forward Pricing Rule”) under the Investment Company Act. Distributor acknowledges that Clearing Broker is relying on representations from IBD whether orders have been received by the IBDs and transmitted to Clearing Broker in a timely manner.

     (d) Clearing Broker shall not be responsible for enforcing minimum and maximum transaction amounts as stated in the applicable Funds’ Prospectus. Distributor agrees that IBDs are responsible for enforcing the Funds’ Prospectus requirements for minimum and maximum transaction amounts.

     (e) Clearing Broker agrees to not repurchase shares from a Customer at a price lower than the NAV for the applicable trade date. Clearing Broker, may charge the IBD a fair service charge and, upon the request of the IBD may charge the account of the Customer, provided Clearing Broker discloses such charges in the confirmation for the applicable order. Clearing Broker agrees that any service charges assessed on a Customer transaction by the IBD shall be in accordance with applicable law or regulation, and disclosed on the confirmation of the applicable transaction, provided Clearing Broker knows of the charge and prints the applicable confirmation

     (f) Each of the parties acknowledges that the Distributor reserves the right, upon written notice, to suspend sales or to withdraw the offering of Shares in whole or in part.

     5. Operational Procedures.

Settlement of Trades. If a transaction initiated through the National Securities Clearing Corporation’s (“NSCC”) Fund/SERV system (“Fund/SERV”) fails to be processed systematically then the following process would be undertaken. Clearing Broker and Distributor will each use their best efforts to cause to be transmitted by federal funds wire on the Business Day immediately following trade date (and in any event no later than the settlement date of the transaction), to an account designated by the counterparty, the proceeds of all redemption orders and the purchase price of all purchase orders. Clearing Broker may settle transactions by making payment of the full purchase price to the Fund’s transfer agent (the identity of which will be provided to the Clearing Broker by the Distributor in writing) in accordance with the applicable Funds’ Prospectus. If such payment is not received by the end of the seventh business day following Clearing Broker’s transmission of the Customer’s order, the sale may be canceled forthwith, on immediate written notice to Clearing Broker, without any responsibility or liability on Distributor’s part or on the part of the Funds to Clearing Broker or the Customer. In addition, Clearing Broker may be held responsible to the Funds and/or the Distributor for direct losses (but not loss of profit) suffered as a result.

     (a) Distribution Information. Distributor shall provide to Clearing Broker all distribution announcement information (e.g., ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by a Fund.

     (b) NSCC Compliance. Each of the parties agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to it by NSCC rules, procedures or other requirements relating to Fund/SERV (“NSCC Fund/SERV Rules”) and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to another party through Fund/SERV or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV or Networking and to limit the access to, and the inputting of data into, Fund/SERV or Networking to persons specifically authorized by the party.

     6. Purchase Discounts and Compensation.

     (a) Discounts are allowed in accordance with the schedule of sales charges described in the applicable Funds’ Prospectus, including a provision for adjustments to the schedule upon prior written notice to shareholders and to the Clearing Broker. Schedules apply to single purchases, purchases under a letter of intent or purchases pursuant to rights of accumulation. Each of the parties to this Agreement represents to the other that it undertakes to make certain, based upon the information made available to it, that the Customer’s purchase or exchange order receives the most favorable pricing discount to which such order is entitled. The parties hereto acknowledge that payments made pursuant to this agreement represent compensation for services described in the Addendum(s) to this agreement and not for distribution services provided to the Distributor or to a Fund.

     (b) Fees. For the performance of services described in this agreement (“Transaction Services”), Clearing Broker shall receive the fees (the “Fees”) to be calculated and paid as provided in Schedule B attached hereto. Fees are solely for Transaction Services provided by Clearing Broker and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Clearing Broker shall receive the Fees from Distributor and/or each Fund as set forth in Schedule B and if applicable Addendum #2, Schedule II, and the sole responsibility for payment of such Fees shall be to Clearing Broker. In the event that the Transaction Services are revised, the parties agree, in good faith, to negotiate a revision of Fees set forth in Schedule B.

     7. Repurchase. If any Shares sold to Customers by IBDs through Clearing Broker under the terms of this Agreement are repurchased by the Funds or are tendered for redemption within seven business days after the date of confirmation, it is agreed that the Clearing Broker shall forfeit any dealer concession received on such Shares. Distributor agrees to notify the Clearing Broker in writing within ten (10) business days of such repurchase and Clearing Broker agrees to promptly refund to Distributor any underwriting concession received on such Shares. Distributor further agrees, upon receipt of payment from Clearing Broker, to promptly return such payment to the Fund along with any compensation received by the Distributor on such Shares.

     8. Frequent Trading. As among the Customer, the IBD, the Funds, and the Distributor, each shall have access to: (i) Customer account numbers, (ii) an IBD identifier, (iii) an investment professional identifier, and (iv) tax identification numbers on transactions and the amounts and dates of those transactions; transmitted by the Clearing Broker to the Distributor. Clearing Broker shall abide by written instructions to block accounts from trading in Shares at the written request of the Distributor, the Funds, or an IBD in order to assist such party in preventing market timing or other activities prohibited by the Funds’ Prospectus.

     9. Expenses. Each of the parties hereto agrees that it will bear all expenses incurred by it in connection with its performance under this Agreement unless specifically provided for in this Agreement.

     10. Unauthorized Representations. No person is authorized to make any representations concerning Shares except those contained in the Prospectus or other printed information issued by each Fund or by the Distributor as information supplemental to each Prospectus. Clearing Broker agrees not to use other advertising or sales material relating to the Funds in connection with its function as clearing broker unless approved in writing by Distributor in advance of such use. Clearing Broker shall, however, be permitted to publish information including the Fund names, advising that the Funds are available for sale without obtaining prior approval. Neither party shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

     11. Confirmations. Clearing Broker agrees to send confirmations of orders to Customers as required by Rule 10b-10 of the 1934 Act when contracted to do so by the IBD. If not so contracted, Distributor agrees to hold the applicable IBD and not Clearing Broker responsible for delivering the confirmation to the applicable Customer in accordance with said Rule. In the event Customers place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Funds’ transfer agent, and not sent by Clearing Broker.

     12. Records. Clearing Broker agrees to maintain all records required by applicable state and federal laws and regulations relating to transactions in Shares on behalf of Customers. Upon reasonable written request, Clearing Broker agrees to make these records available to Distributor or a Fund and to make one or more of Clearing Broker’s employees available to respond to inquiries from Distributor or a Fund. On orders placed directly with a Fund or its agents, the Fund will maintain (or cause its transfer agent to maintain) all records required by state and federal laws and regulations relating to transactions in Shares on behalf of Customers. Each Fund and Distributor agree, upon the reasonable written request of Clearing Broker, to make these records available to Clearing Broker and to make one or more of their officers or employees available to respond to inquiries from Clearing Broker.

     13. Blue Sky. Distributor shall inform Clearing Broker in writing on a current and continuous basis as to the states and jurisdictions in which the Shares are registered for sale or are exempt from such registration and Clearing Broker shall be entitled to rely on such information as current and accurate. Distributor has no responsibility to register the Shares for sale or make the Shares available for sale in any state or jurisdiction and is not responsible for the issuance, form, validity, enforceability or value of the Fund Shares. Clearing Broker shall advise Distributor, on each transaction processed through Fund/SERV, as to the state or jurisdiction in which the Customer resides and Distributor, not Clearing Broker, shall be responsible for rejecting transactions originating in the states or jurisdictions in which the Shares are not qualified for sale.

     14. Anti-Money Laundering.

     (a) Each party to this Agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (the “AML Laws”), including FINRA Conduct Rule 3011, in all relevant respects.

     (b) Distributor and the Funds acknowledge that Clearing Broker, in its role as a clearing broker, carries accounts for IBDs. Clearing Broker represents and warrants to the Distributor and the Funds that it: (i) has written anti-money laundering procedures consistent with its role as a clearing broker, (ii) will cooperate with the Distributor and the Funds and provide information and reports to the Distributor’s or Fund Company’s designated compliance officer, when reasonably requested in writing from time to time, (iii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested, and (iv) will reasonably assure itself that IBDs have acknowledged their responsibility to “know your customer”; have appropriate tools to detect suspicious transactions; will cooperate with the Distributor and The Funds in the Distributor’s, The Fund’s and the IBD’s joint efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT Act including: section 312 (private banking), section 313 (shell banks), section 319 (foreign bank ownership), section 326 (customer identification and verification) and all other AML Laws or AML acts.

     15. Indemnification.

     (a) Clearing Broker shall indemnify and hold harmless the Distributor and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) arising from, related to or otherwise connected with any material breach by Clearing Broker of any provision of this Agreement.

     (b) Distributor shall indemnify and hold harmless the Clearing Broker and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all Losses arising from, related to or otherwise connected with any material breach by Distributor of any provision of this Agreement.

     (c) Clearing Broker agrees to indemnify and hold harmless the Distributor from and against any and all Losses arising from, related to or otherwise connected with (i) any failure by Clearing Broker to comply with applicable laws in connection with activities performed under this Agreement, or (ii) any unauthorized representation made by the Clearing Broker concerning an investment in Fund Shares.

     (d) Distributor agrees to indemnify and hold harmless the Clearing Broker from and against any and all Losses arising from, related to or otherwise connected with (A) any failure by the Distributor or Fund to comply with applicable laws in connection with activities performed under this Agreement and (B) any untrue statement of a material fact set forth in the Funds’ Prospectus or omission to state a material fact required to be stated therein to make the statements therein not misleading or any untrue statement of a material fact or omission to state a material fact in any supplemental sales material provided to Clearing Broker or its designated agent(s) by Distributor or Fund (and used by Clearing Broker on the terms and for the period specified by Distributor or Fund or stated in such material) and (C) any inaccurate data provided via NSCC’s Mutual Fund Profile II. Distributor’s obligation to indemnify Clearing Broker in this clause shall be limited to indemnification actually received by Distributor as distributor from the Funds, except to the extent that the relevant Losses result from Distributor’s own failure to exercise reasonable care in the preparation or review of the Prospectus or such other materials. Distributor agrees to maintain in effect at all times a binding agreement for indemnification from the Funds which shall be reasonably sufficient to cover the Losses hereinabove stated in this paragraph.

     (e) Distributor and each Fund each understand and agree that each IBD, and not Clearing Broker, is responsible for determining the suitability of Shares and sales practice issues as related to an investment for a Customer and the Clearing Broker disclaims any obligation to evaluate such suitability and sales practice issues. Distributor and each Fund each understand and agree that each IBD, and not Clearing Broker is responsible for determining the timely acceptance of order, to purchase and redeem Shares, for compliance with the Forward Pricing Rule and for transmission of such orders to Clearing Broker in a timely manner. Distributor and each Fund each agree to indemnify and hold harmless the Clearing Broker from and against any and all Losses arising from, related to or otherwise connected with any alleged failure by Clearing Broker to comply with suitability and sales practice laws and regulations pertaining to the purchase by Customers of Shares through Clearing Broker pursuant to this Agreement, or any alleged failure by Clearing Broker to comply with the Forward Pricing Rule after having relied in good faith upon representations of an IBD as to the timely acceptance of an order relating to shares transmitted to Clearing Broker.

     (f) The Agreement of the parties in Paragraphs (a) through (e) of this Section 15 to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly in writing after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (f) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

     (g) No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

     (h) The provisions of this Section 15 shall survive the termination of this Agreement.

     16. Confidentiality.

     (a) Distributor understands and agrees that names, addresses and other information concerning Customers are not the property of the Distributor or of the Funds. Distributor and Clearing Broker agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed in a legal manner by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

     (b) In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Distributor and Clearing Broker may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor or the Clearing Broker, or as such party may be compelled to do so by third party subpoena, regulatory inquiry or court order. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information. The provisions of this Section 16 shall survive the termination of this Agreement.

     17. Term, Termination, Assignment, and Amendment.

     (a) This Agreement shall become effective as of the date first indicated above when it is signed and when fully executed copies are in the possession of each of the parties.

     (b) Each party to this Agreement may terminate this Agreement for any reason by giving ninety (90) days’ written notice to the other parties. The parties hereto may terminate this Agreement in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date.

     (c) This Agreement shall terminate automatically with respect to any Fund if (i) either party hereto files a petition for bankruptcy, (ii) a trustee or receiver is appointed for either party hereto or its assets under federal bankruptcy laws, (iii) either party’s registration as a broker-dealer with the SEC is suspended or revoked, (iv) either party’s FINRA membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against either party, or (vi) the Distribution Agreement between the Distributor and a particular Fund is terminated. Either party may assign its interest in this Agreement to a third party provided that the non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void.

     (d) This Agreement may only be amended or modified by mutual agreement of the parties in writing, however, the parties may, consistent with Schedule A hereto, add Funds either through new offerings or acquisition without requiring sign-off by both parties. Subject only and exclusively to the foregoing, any and all amendments or modifications to this Agreement shall be effective only upon the execution of an amendment in writing by both parties.

     (e) This Agreement and each of its applicable addenda constitute the entire agreement and understanding between the parties relating to the subject matter hereunder and shall supercede and replace any and all prior oral agreements or understandings between the parties relating to such subject matter.

     18. Notices. Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below or to such other address as may be provided in writing:

Notice to Clearing Broker shall be sent to:

Pershing LLC
Attn: Mutual Fund Operations
One Pershing Plaza
Jersey City, NJ 07399

With a duplicate copy to the Office of the General Counsel at the same address.

Notice to Distributor shall be sent to:

Loring Ward Securities Inc.
ATTN: Legal Department
3055 Olin Ave., Suite 2000
San Jose, CA 95128

Notice to each Fund shall be sent to the address indicated above.

     19. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Waiver by a party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

     20. Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

     21. Arbitration. Any dispute arising out of or relating to this Agreement, or any applicable addendum or supplement hereto, or any breach thereof, shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. The decision of the arbitrators shall be binding and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The award may allocate attorneys’ fees and arbitration costs between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

PERSHING LLC

By:	/s/ Brendan Sullivan
Name:	Brendan Sullivan
Title:	Director

LORING WARD SECURITIES INC.

By:	/s/ Chris Stanley
Name:	Chris Stanley
Title:	General Counsel
Chief Compliance Officer

SA FUNDS – INVESTMENT TRUST

By:	/s/ Chris Stanley
Name:	Chris Stanley
Title:	General Counsel
Chief Compliance Officer

Address for Notices: Loring Ward Securities Inc. ATTN: Legal Department 3055 Olin Ave., Suite 2000 San Jose, CA 95128

Schedule A

SA U.S. Fixed Income Fund (SAUFX)
SA Global Fixed Income Fund (SAXIX)
SA U.S. Core Market Fund (SAMKX)
SA U.S. Value Fund (SABTX)
SA U.S. Small Company Fund (SAUMX)
SA International Value Fund (SAHMX)
SA International Small Company Fund (SAISX)
SA Emerging Markets Value Fund (SAEMX)
SA Real Estate Securities Fund (SAREX)